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                                                           EXHIBIT 12.2

                                   PNC BANK CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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
                                                                                  Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                        1993             1992             1991             1990             1989
                                                     ----------       ----------       ----------       ----------       ----------
Earnings:
 Income before income taxes and cumulative
  effect of changes in accounting principles..       $1,116,612       $  778,122       $  548,201       $   29,425       $  485,264
 Fixed charges and preferred stock dividends
  excluding interest on deposits .............          652,432          521,907          518,005          922,156          873,248
                                                     ----------       ----------       ----------       ----------       ----------
  Subtotal....................................        1,769,044        1,300,029        1,066,206          951,581        1,358,512
 Interest on deposits ........................          742,772        1,063,422        1,727,765        1,973,087        1,907,769
                                                     ----------       ----------       ----------       ----------       ----------
  Total ......................................       $2,511,816       $2,363,451       $2,793,971       $2,924,668       $3,266,281
                                                     ==========       ==========       ==========       ==========       ==========

Fixed charges:
 Interest on notes and debentures.............       $  265,352       $  145,124       $   95,207       $   84,045       $   61,590
 Interest on borrowed funds...................          362,995          352,162          398,779          816,448          788,520
 Amortization of notes and debentures ........              967              970              584              538              506
 Interest component of rentals ...............           20,584           19,167           18,800           17,667           16,467
 Preferred stock dividend requirements........            2,534            4,484            4,634            3,458            6,165
                                                     ----------       ----------       ----------       ----------       ----------
  Subtotal....................................          652,432          521,907          518,005          922,156          873,248
 Interest on deposits.........................          742,772        1,063,422        1,727,765        1,973,087        1,907,769
                                                     ----------       ----------       ----------       ----------       ----------
  Total.......................................       $1,395,204       $1,585,329       $2,245,770       $2,895,243       $2,781,017
                                                     ==========       ==========       ==========       ==========       ==========

Ratio of Earnings to Combined Fixed Charges
 and Preferred Stock Dividends:
 Excluding interest on deposits ..............             2.71x            2.49x            2.06x            1.03x            1.56x
 Including interest on deposits...............             1.80             1.49             1.24             1.01             1.17
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